UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 27, 2014

Tessera Technologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50460	16-1620029
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3025 Orchard Parkway

San Jose, California 95134

(Address of Principal Executive Offices, Zip Code)

(408) 321-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2014, Tessera Technologies, Inc. (the “Company”) entered into a letter agreement (the “Bonus Agreement”) with John Thode, President of the Company’s wholly owned subsidiary DigitalOptics Corporation (together with its subsidiaries, “DOC”), pursuant to which Mr. Thode will receive a special cash bonus of up to $500,000 (the “O-Film Bonus”) payable upon the occurrence of certain events prior to March 15, 2015 related to the previously announced sale of assets by DOC to Shenzhen O-Film Tech Co., LTD. pursuant to an Asset Purchase Agreement (“APA”) dated as of April 17, 2014 (collectively, the sale of assets under the APA and the ancillary agreements referred in the APA is referred to herein as the “O-Film Transaction”).

Mr. Thode must remain employed by DOC on each of several applicable payment dates, including the closing of the O-Film Transaction, in order to be eligible to receive the portion of the O-Film Bonus payable on such date; provided that if Mr. Thode’s employment with DOC is terminated without Cause (as defined in the Severance Agreement (the “Severance Agreement”), dated February 7, 2013, by and between the Company and Mr. Thode) prior to the closing of the O-Film Transaction, he will continue to be eligible to receive the O-Film Bonus as if he had continued to be employed on each payment date.

Notwithstanding the foregoing, if, prior to the closing of the O-Film Transaction, the Company and Mr. Thode mutually agree upon a continuing role for Mr. Thode within the Company or one of its affiliates, the maximum O-Film Bonus will be reduced to $300,000, and any remaining O-Film Bonus payments will be reduced accordingly. In such event, Mr. Thode will continue his employment with the Company or an affiliate on the same terms and conditions as his current DOC employment, including his participation in the Company’s management bonus plan (provided, however, that if Mr. Thode’s employment is terminated by the Company without Cause prior to the payment of his bonus for 2014, he will receive a 2014 bonus payment of at least $200,000, which amount shall be payable in a lump sum within 10 days following his termination of employment, but in no event later than March 15, 2015).

The Company anticipates that Mr. Thode’s employment with DOC will continue at least through the closing of the O-Film Transaction. As previously disclosed, the O-Film Transaction is expected to be completed by October 2014, and is subject to customary closing conditions, including required government approvals in China and Taiwan.

Also on June 27, 2014, the Company entered into a new Change in Control Severance Agreement (the “New CIC Agreement”) with Mr. Thode. The New CIC Agreement is substantially similar to the prior Change in Control Severance Agreement, dated as of February 7, 2013, between the Company and Mr. Thode, except that the New CIC agreement has a termination date of December 31, 2015. The Company and Mr. Thode also entered into an Amendment to the Severance Agreement (the “Severance Agreement Amendment”), effective June 27, 2014, pursuant to which, among other things, the Company agreed to extend the time period during which Mr. Thode may provide written notice to the Company of his intent to resign for Good Reason (as defined in the Severance Agreement) through the earlier of (a) October 31, 2014, or (b) the date of Mr. Thode’s Separation from Service (as defined in the Severance Agreement). The Severance Agreement Amendment further provides that if the Company does not cure such Good Reason within 30 days of written notice from Mr. Thode, or the Company provides Mr. Thode with written notice that no cure is possible, then Mr. Thode may resign for Good Reason, which resignation must occur by December 31, 2014.

The foregoing provides only a brief description of the terms and conditions of the Bonus Agreement, the New CIC Agreement and the Severance Agreement Amendment and is qualified in its entirety by reference to the full text of the Bonus Agreement, the New CIC Agreement and the Severance Agreement Amendment, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement, dated June 27, 2014, by and between the Company and John Thode

10.2	Change in Control Severance Agreement, dated June 27, 2014, by and between the Company and John Thode

10.3	Amendment to Severance Agreement, dated June 27, 2014, by and between the Company and John Thode

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2014

TESSERA TECHNOLOGIES, INC.

By:	/s/ Robert Andersen
Name:	Robert Andersen
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated June 27, 2014, by and between the Company and John Thode

10.2	Change in Control Severance Agreement, dated June 27, 2014, by and between the Company and John Thode

10.3	Amendment to Severance Agreement, dated June 27, 2014, by and between the Company and John Thode